Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Amendment No.1 to the Registration Statement (Form S-3) and related Prospectus of Gain Therapeutics, Inc., for the registration of up to $100,000,000 of common stock, preferred stock, warrants, debt securities, subscription rights and units, and to the incorporation by reference therein of our report dated March 27, 2025, with respect to the consolidated financial statements of Gain Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG

Lugano, Switzerland

November 7, 2025